KINDRED 2011 STOCK INCENTIVE PLAN, AMENDED AND RESTATED

February 1, 2015

1.	Purpose of the Plan

This Kindred Healthcare, Inc. 2011 Stock Incentive Plan, Amended and Restated (the “Plan”) is intended to promote the interests of the Company by providing the employees of the Company, who are largely responsible for the management, growth and protection of the business of the Company, with incentives and rewards to encourage them to continue in the employ of the Company.

2.	Definitions

As used in the Plan, the following definitions apply to the terms indicated below:

(a)                “Affiliates” shall mean with respect to any person, any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the first person.

(b)               “Board of Directors” shall mean the Board of Directors of Kindred.

(c)                “Cause,” when used in connection with the termination of a Participant’s employment, shall mean (i) dishonesty; (ii) deliberate and continual refusal to perform employment duties on substantially a full-time basis; (iii) failure to act in accordance with any specific lawful instructions given to the Participant in connection with the performance of his duties for the Company, unless the Participant has an existing Disability; (iv) deliberate misconduct that is reasonably likely to be materially damaging to the Company without a reasonable good faith belief by the Participant that such conduct was in the best interests of the Company; or (v) conviction of or plea of nolo contendere to a crime involving moral turpitude.

(d)               “Change in Control” shall mean any one of the following events:

(i)                 any Person (as this term is used in Sections 3(a)(9) and 13(d)(3) of the Exchange Act, but excluding any person described in and satisfying the conditions of Rule 13d-1(b)(1)(i) thereunder) (an “Acquiring Person”) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act (a “Beneficial Owner”), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities, other than beneficial ownership by a Participant, the Company, any employee benefit plan of the Company or any Person organized, appointed or established pursuant to the terms of any such benefit plan;

(ii)               during any two-year period, individuals who at the date on which the period commences constitute a majority of the Board of Directors (the “Incumbent Directors”) cease to constitute a majority thereof for any reason; provided, however, that a director who was not an Incumbent Director shall be deemed to be an Incumbent Director if such director was elected by, or on the recommendation of, at least two-thirds of the Incumbent Directors (either actually or by prior operation of this provision), other than any director who is so approved in connection with any actual or threatened contest for election to positions on the Board of Directors; or

(iii)             The consummation of:

(A)             A merger, consolidation, reorganization or similar transaction with or into the Company or in which securities of the Company are issued, as a result of which the holders of Voting Securities immediately before such event own, directly or indirectly, immediately after such event less than 50% of the combined voting power of the outstanding voting securities of the parent corporation resulting from, or issuing its voting securities as part of, such event;

(B)              A complete liquidation or dissolution of the Company; or

(C)              The sale or other disposition of all or substantially all of the assets of the Company (on a consolidated basis) to any Person other than the Company or an employee benefit plan (or a trust forming a part thereof) maintained by the Company or by a Person which, immediately thereafter, will have all its voting securities owned by the holders of the Voting Securities immediately prior thereto, in substantially the same proportions.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur as a result of any event or transaction to the extent that treating such event or transaction as a Change in Control would cause any tax to become due under Section 409A of the Code.

(e)                “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(f)                “Committee” shall have the meaning given to such term in Section 4.

(g)               “Common Stock” shall mean Kindred’s common stock, $.25 par value per share.

(h)               “Company” shall mean Kindred together with its Affiliates.

(i)                 “Covered Employee” means a Participant who at the time of reference is a “covered employee” as defined in Section 162(m) of the Code.

(j)                 “Disability” shall mean a physical or mental condition that entitles the Participant to benefits under the Company’s long-term disability plan. For purposes of this Plan, a Participant’s employment shall be deemed to have terminated as a result of Disability on the date as of which he is first entitled to receive disability benefits under such policy.

(k)               “EBIT” shall mean earnings before interest and taxes.

(l)                 “EBITDA” shall mean earnings before interest, taxes, depreciation and amortization.

(m)             “EBITM” shall mean earnings before interest, taxes and corporate overhead or management fees.

(n)               “EBITDAR” shall mean earnings before interest, taxes, depreciation, amortization and rent.

(o)               “EBITDARM” shall mean earnings before interest, taxes, depreciation, amortization, rent and corporate overhead or management fees.

(p)               “Effective Time” shall have the meaning set forth in the Gentiva Merger Agreement.

(q)               “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(r)                 the “Fair Market Value” of a Share with respect to any day shall be (i) the closing sales price on such day of a Share as reported on the principal securities exchange on which Shares are then listed or admitted to trading or (ii) if not so reported, the average of the closing bid and ask prices on such day as reported on the National Association of Securities Dealers Automated Quotation System or (iii) if not so reported, as furnished by any member of the National Association of Securities Dealers, Inc. selected by the Committee. In the event that the price of a Share shall not be so reported, the Fair Market Value of a Share shall be determined by the Committee in its absolute discretion.

(s)                “Gentiva Merger Agreement” shall mean that Agreement and Plan of Merger, dated October 9, 2014, by and between the Company, Kindred Healthcare Development 2, Inc. a Delaware corporation and wholly-owned subsidiary of the Company and Gentiva Health Services, Inc., a Delaware corporation (“Gentiva”).

(t)                 “Good Reason” shall exist upon the occurrence, without the Participant’s express written consent, of any of the following events: (i) a material adverse change in the Participant’s authority, duties or responsibilities (other than any such change directly attributable to the fact that the Company is no longer publicly owned); (ii) the Company shall materially reduce the Base Salary or annual target bonus opportunity of the Participant; (iii) the Company shall require the Participant to relocate the Participant’s principal business office more than 30 miles, or (iv) if applicable, a material breach by the Company of the terms of a Participant’s employment agreement, where such breach constitutes “Good Reason” under such employment agreement. For purposes of this Plan, “Good Reason” as defined above shall not exist until after the Participant has given the Company notice of the applicable event within 90 days of the initial occurrence of such event and which is not remedied within 30 days after receipt of written notice from the Participant specifically delineating such claimed event and setting forth the Participant’s intention to terminate employment if not remedied; provided, that if the specified event cannot reasonably be remedied within such 30-day period and the Company commences reasonable steps within such 30-day period to remedy such event and diligently continues such steps thereafter until a remedy is effected, such event shall not constitute “Good Reason” provided that such event is remedied within 60 days after receipt of such written notice. If the Company fails to cure such grounds within the applicable cure period, the Participant may voluntarily cease to provide services to the Company for Good Reason at any time during the 30-day period following the end of the cure period, after which time the applicable event shall cease to constitute Good Reason.

(u)               “Incentive Award” shall mean any award granted pursuant to the terms of the Plan.

(v)               “Incentive Stock Option” shall mean an Option which is an “incentive stock option” within the meaning of Section 422 of the Code and which is identified as an Incentive Stock Option in the agreement by which it is evidenced.

(w)             “Kindred” shall mean Kindred Healthcare, Inc., a Delaware corporation, and its successors.

(x)               “Legacy Gentiva Shares” shall mean 1,414,132 Shares, which is equal to the product of (A) 1,394,904 and (B) a fraction, the numerator of which is the sum of the (1) the product of 0.257 multiplied by the average closing price per share of Common Stock on the NYSE for the ten consecutive trading day period ending on the trading day immediately prior to the Merger Closing Date (the “Company Closing Price”) and (2) $14.50, and the denominator of which is the Company Closing Price (such ratio, the “Exchange Ratio”), rounded down to the nearest whole share; provided, however, that in no event shall the Company assume Legacy Gentiva Shares under the Plan to the extent that the number of Legacy Gentiva Shares, together with the shares of the Company issued to reflect the merger as contemplated in the Merger Agreement, equals or exceeds twenty percent (20%) of the outstanding shares of Common Stock as of the date of the Merger Closing Date.

(y)               “Merger Closing Date” shall have the meaning set forth in the Gentiva Merger Agreement.

(z)                “Non-Qualified Stock Option” shall mean an Option which is not an Incentive Stock Option and which is identified as a Non-Qualified Stock Option in the agreement by which it is evidenced.

(aa)            “Option” shall mean an option to purchase Shares granted pursuant to Section 6 hereof. Each Option shall be identified as either an Incentive Stock Option or a Non-Qualified Stock Option in the agreement by which it is evidenced.

(bb)           “Other Stock-Based Award” means an award granted to a Participant pursuant to Section 8.

(cc)            “Participant” shall mean an employee of the Company to whom an Incentive Award is granted pursuant to the Plan, and upon his death, his successors, heirs, executors and administrators, as the case may be.

(dd)          “Performance-Based Compensation” means compensation that satisfies the requirements of Section 162(m) of the Code for deductibility of remuneration paid to Covered Employees.

(ee)            “Performance Measures” means such measures as are described in Section 10 on which performance goals are based in order to qualify certain awards granted hereunder as Performance-Based Compensation.

(ff)             “Performance Percentage” means the factor determined pursuant to a Performance Schedule that is to be applied to a Target Award and that reflects actual performance compared to the Performance Target.

(gg)           “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Incentive Award that is intended to qualify as Performance-Based Compensation. Performance Periods may be overlapping.

(hh)           “Performance Schedule” means a schedule or other objective method for determining the applicable Performance Percentage to be applied to each Target Award.

(ii)               “Performance Target” means performance goals and objectives with respect to a Performance Period.

(jj)               “Person” shall mean a “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act.

(kk)           “Plan” shall mean this Kindred Healthcare, Inc. 2011 Stock Incentive Plan, Amended and Restated, as it may be further amended from time to time.

(ll)               “Plan Amendment Date” shall have the meaning given to such term in Section 20.

(mm)       “Post-Amendment Option” shall mean any Option granted after the Plan Amendment Date.

(nn)           “Post-Amendment Restricted Share” shall mean any Restricted Share granted after the Plan Amendment Date.

(oo)           “Pre-Amendment Option” shall mean any Option granted prior to the Plan Amendment Date.

(pp)           “Pre-Amendment Restricted Share” shall mean any Restricted Share granted prior to the Plan Amendment Date.

(qq)           “Restricted Share” shall mean a Share of restricted stock granted pursuant to Section 8 hereof.

(rr)              “Retirement” shall mean the termination of the employment of a Participant with the Company on or after (i) the first date on which the Participant has both attained age 55 and completed 5 years of service with the Company or (ii) the date on which the Participant attains age 65.

(ss)             “Securities Act” shall mean the Securities Act of 1933, as amended.

(tt)              “Share” shall mean a share of Common Stock.

(uu)           “Target Award” means the target value (as expressed in any manner deemed appropriate by the Committee) of an Incentive Award intended to qualify as Performance-Based Compensation, determined by the Committee in accordance with Section 10.

(vv)           “Voting Securities” shall mean, at any time, Kindred’s then outstanding voting securities.

3.	Stock Subject to the Plan

Subject to adjustment as provided in Section 10 hereof, the Committee may grant Incentive Awards with respect to a number of Shares that in the aggregate does not exceed the sum of (i) 3,000,000 Shares (previously approved by the Company’s shareholders at its annual meeting of shareholders held on May 26, 2011), (ii) subject to approval by the Company’s shareholders at its annual meeting of shareholders held in calendar year 2014, an additional 2,700,000 shares, and (iii) subject to Exhibit A attached hereto, the Legacy Gentiva Shares. Shares issued under the Plan may be either newly issued shares or treasury shares, at the discretion of the Committee. All Shares issued under the Plan may be available to be granted as Incentive Stock Options. The foregoing notwithstanding, in the event a Restricted Share award, restricted stock unit or other full value Incentive Award is granted in respect of the Legacy Gentiva Shares, two (2) Shares shall be charged against the Legacy Gentiva Shares available for issuance under the Plan for each Legacy Gentiva Share subject to such award. If an Incentive Award is granted using the Legacy Gentiva Shares, two (2) Shares shall be charged against the Legacy Gentiva Shares for each share of common stock subject to a Restricted Share award or restricted stock unit.

To the extent that any Shares subject to an Incentive Award are forfeited, cancelled, exchanged or surrendered or if an Incentive Award otherwise terminates or expires without a distribution of Shares to the Participant, including, without limitation, Incentive Awards that fail to vest in whole or in part as a result of a failure to achieve any performance goals applicable to such Incentive Awards, the Shares with respect to such Incentive Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Incentive Awards under the Plan; provided that each Legacy Gentiva Shares in respect of any Restricted Share award, restricted stock unit or other full value Incentive Award that again becomes available for issuance under the Plan shall count as two (2) Legacy Gentiva Shares toward the number of Legacy Gentiva Shares available for issuance hereunder. Notwithstanding the foregoing, (i) Shares that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with the exercise or settlement of an Option or stock appreciation right granted under the Plan, including the satisfaction of the tax withholding obligations related to such exercise or settlement of any Option or stock appreciation right, shall not be available for subsequent Incentive Awards under the Plan, (ii) notwithstanding that a stock appreciation right is settled by the delivery of a net number of Shares, the full number of Shares underlying such stock appreciation right shall not be available for subsequent Incentive Awards under the Plan, and (iii) Shares repurchased on the open market with the proceeds of an exercise price shall not again be made available for issuance under the Plan. In addition, (x) Shares withheld by the Company to satisfy the tax withholding obligations related to the vesting or settlement of any restricted shares, phantom stock, restricted stock units, performance shares, deferred share units, stock bonuses, share-denominated performance units or other full value award (exclusive of any such award that is granted in respect of Legacy Gentiva Shares) shall again be available for grants of Incentive Awards pursuant to the Plan, (y) to the extent an Incentive Award is paid or settled in cash, the number of Shares with respect to which such payment or settlement is made shall again be available for grants of Incentive Awards pursuant to the Plan, and (z) Shares underlying Incentive Awards that can only be settled in cash shall not be counted against the aggregate number of Shares available for Incentive Awards under the Plan. Shares covered by Incentive Awards granted pursuant to the Plan in connection with the assumption, replacement, conversion, or adjustment of outstanding equity-based awards in the context of a corporate acquisition or merger (within the meaning of Section 303A.08 of the New York Stock Exchange Listed Company Manual) as provided in the Plan shall not count as used under the Plan for purposes of this Section 3.

Subject to adjustment as provided in Section 10, the maximum number of Shares that may be covered by Incentive Awards granted under the Plan to any single Participant in any calendar year shall not exceed 500,000 Shares. To the extent that Incentive Awards terminate, expire or are cancelled without having been exercised, vested or paid, the Shares covered thereby shall continue to count against the annual maximum number of Shares with respect to which Incentive Awards may be granted to a Participant.

4.	Administration of the Plan

The Plan shall be administered by a committee of the Board (the “Committee”) consisting of two or more persons, each of whom shall be a (i) “non-employee director” within the meaning of Rule 16b-3 promulgated under Section 16 of the Exchange Act (ii) an “outside director” within the meaning of Treasury Regulation section 1.162-27(e)(3) promulgated under Section 162(m) of the Code and (iii) an “independent” director as required by NYSE or any security exchange on which the Common Stock is listed. The Committee shall from time to time designate the employees of the Company who shall be granted Incentive Awards. All of the powers and responsibilities of the Committee under the Plan may be delegated by the Committee, in writing, to any subcommittee thereof, in which case the acts of such subcommittee shall be deemed to be acts of the Committee hereunder. The Committee may also from time to time authorize a subcommittee consisting of one or more members of the Board of Directors (including members who are employees of the Company) or employees of the Company to grant Incentive Awards to persons who are not “executive officers” of the Company (within the meaning of Rule 16a-1 under the Exchange Act), subject to such restrictions and limitations as the Committee may specify and to the requirements of Section 157 of the Delaware General Corporation Law.

The Committee shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan and the terms of any Incentive Award issued under it and to adopt such rules and regulations for administering the Plan as it may deem necessary. Decisions of the Committee shall be final and binding on all parties.

The Committee may delegate the administration of the Plan to one or more officers or employees of the Company, and such administrator(s) may have the authority to execute and distribute Incentive Awards, to maintain records relating to Incentive Awards, to process or oversee the issuance of Shares under Incentive Awards, to interpret and administer the terms of Incentive Awards, and to take such other actions as may be necessary or appropriate for the administration of the Plan and of Incentive Awards under the Plan, provided that in no case shall any such administrator be authorized (i) to grant Incentive Awards under the Plan (except in connection with any delegation made by the Committee pursuant to the first paragraph of this Section 4), (ii) to take any action that would cause Incentive Awards intended to qualify as Performance-Based Compensation to fail to so qualify, (iii) to take any action inconsistent with Section 409A of the Code or Section 16 of the Securities Exchange Act of 1934, or (iv) to take any action inconsistent with applicable provisions of the Delaware General Corporation Law. Any action by any such administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and, except as otherwise specifically provided, references in this Plan to the Committee shall include any such administrator. The Committee and, to the extent it so provides, any subcommittee, shall have sole authority to determine whether to review any actions and/or interpretations of any such administrator, and if the Committee shall decide to conduct such a review, any such actions and/or interpretations of any such administrator shall be subject to approval, disapproval, or modification by the Committee.

On or after the date of grant of an Incentive Award under the Plan, the Committee may (i) accelerate the date on which any such Incentive Award becomes vested, exercisable or transferable, as the case may be, (ii) subject to Sections 6(c)(i), extend the term of any such Incentive Award, including, without limitation, extending the period following a termination of a Participant’s employment during which any such Incentive Award may remain outstanding, (iii) waive any conditions to the vesting, exercisability, or transferability, as the case may be, of any such Incentive Award or (iv) provide for the payment of dividends or dividend equivalents with respect to any such Incentive Award (other than with respect to Options or unvested performance-based Incentive Awards); provided, that the Committee shall not have any such authority to the extent that the grant of such authority would cause any tax to become due under Section 409A of the Code in respect of any Incentive Award. In addition, the Committee may modify, any Incentive Award to make it consistent with other agreements approved by the Committee, provided, however, that if such modification would impair the rights of a Participant under an outstanding Incentive Award, such modification may not be made without the consent of such Participant.

Whether an authorized leave of absence, or absence in military or government service, shall constitute termination of employment shall be determined by the Committee; provided that, no payment shall be made with respect to any Incentive Award that is subject to Section 409A of the Code as a result of any such authorized leave of absence or absence in military or government service unless such authorized leave or absence constitutes a separation from service for purposes of Section 409A of the Code and the regulations promulgated thereunder.

Neither the Committee nor any member of the Committee shall be liable for any action, omission, or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

5.	Eligibility

The persons who shall be eligible to receive Incentive Awards pursuant to the Plan shall be such employees of the Company who are largely responsible for the management, growth and protection of the business of the Company (including officers of the Company, whether or not they are directors of the Company) as the Committee shall select from time to time; provided that awards in respect of Legacy Gentiva Shares may only be granted as set forth in Exhibit A hereto.

6.	Options

The Committee may grant Options pursuant to the Plan which Options shall be evidenced by agreements in such form as the Committee shall from time to time approve. Options shall comply with and be subject to the following terms and conditions:

(a)                Identification of Options

All Options granted under the Plan shall be clearly identified in the agreement evidencing such Options as either Incentive Stock Options or Non-Qualified Stock Options.

(b)               Exercise Price

The exercise price of any Option granted under the Plan shall be not less than 100% of the Fair Market Value of a Share on the date on which such Option is granted. Notwithstanding the foregoing, a Non-Qualified Stock Option may be granted with an exercise price lower than set forth in the preceding sentence, provided that such Non-Qualified Stock Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 409A of the Code.

(c)                Term and Exercise of Options

(i)                 Each Option shall be exercisable on such date or dates, during such period and for such number of Shares as shall be determined by the Committee on the day on which such Option is granted and set forth in the agreement evidencing such Option; provided, however, that no Option shall be exercisable after the expiration of ten years from the date such Option was granted; and, provided, further, that each Option shall be subject to earlier termination, expiration or cancellation as provided in the Plan or in the agreement evidencing such Option. No Option shall provide for rights to dividends or dividend equivalents.

(ii)               Each Option shall be exercisable in whole or in part. The partial exercise of an Option shall not cause the expiration, termination or cancellation of the remaining portion thereof.

(iii)             An Option shall be exercised by delivering notice to the Company’s principal office, to the attention of its Corporate Secretary, no less than three business days in advance of the effective date of the proposed exercise (or such longer or shorter period as determined by the Committee in its sole discretion from time to time). Such notice shall specify the number of Shares with respect to which the Option is being exercised and the effective date of the proposed exercise and shall be signed by the Participant. The Participant may withdraw such notice at any time prior to the close of business on the business day immediately preceding the effective date of the proposed exercise. Payment for Shares purchased upon the exercise of an Option shall be made on the effective date of such exercise (i) in cash, by certified check, bank cashier’s check or wire transfer, (ii) in Shares previously owned by the Participant for at least six months and valued at their Fair Market Value on the effective date of such exercise, or (iii) partly in Shares described in clause (ii) with the balance in cash, by certified check, bank cashier’s check or wire transfer. In addition, Options may be exercised (a) through a registered broker-dealer or (b) through the Company, in each case pursuant to cashless exercise or net settlement procedures which are, from time to time, deemed acceptable by the Company, or (c) through any other procedure approved by the Committee from time to time. Any payment in Shares shall be effected by the delivery of such Shares to the Corporate Secretary of the Company, duly endorsed in blank or accompanied by stock powers duly executed in blank, together with any other documents and evidences as the Corporate Secretary of the Company shall require from time to time.

(iv)             Certificates for Shares purchased upon the exercise of an Option shall be issued in the name of the Participant and delivered to the Participant as soon as practicable following the effective date on which the Option is exercised.

(v)               During the lifetime of a Participant, each Option granted to him shall be exercisable only by him. No Option shall be assignable or transferable otherwise than by will or by the laws of descent and distribution.

(d)               Limitations on Grant of Incentive Stock Options

(i)                 The aggregate Fair Market Value of Shares with respect to which “incentive stock options” (within the meaning of Section 422 of the Code) are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of the Company (or any “subsidiary” of the Company as such term is defined in Section 424(f) of the Code) shall not exceed $100,000. Such Fair Market Value shall be determined as of the date on which each such incentive stock option is granted. In the event that the aggregate Fair Market Value of Shares with respect to such incentive stock options exceeds $100,000, then Incentive Stock Options granted hereunder to such Participant shall, to the extent and in the order required by regulations promulgated under the Code (or any other authority having the force of regulations), automatically be deemed to be Non-Qualified Stock Options, but all other terms and provisions of such Incentive Stock Options shall remain unchanged. In the absence of such regulations (and authority), or in the event such regulations (or authority) require or permit a designation of the options which shall cease to constitute incentive stock options, Incentive Stock Options shall, to the extent of such excess and in the order in which they were granted, automatically be deemed to be Non-Qualified Stock Options, but all other terms and provisions of such Incentive Stock Options shall remain unchanged.

(ii)               No Incentive Stock Option may be granted to an individual if, at the time of the proposed grant, such individual owns stock possessing more than ten percent of the total combined voting power of all classes of stock of Kindred or any of its “subsidiaries” (within the meaning of Section 424(f) of the Code), unless (i) the exercise price per Share of such Incentive Stock Option is at least one hundred and ten percent of the Fair Market Value of a Share at the time such Incentive Stock Option is granted and (ii) such Incentive Stock Option is not exercisable after the expiration of five years from the date such Incentive Stock Option is granted.

(e)                Effect of Termination of Employment

(i)                 Unless otherwise specified in an individual grant agreement, in the event that the employment of a Participant with the Company shall terminate for any reason other than Disability, Retirement, Cause or death (A) Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable for 90 days after such termination, at which time they shall expire, and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the commencement of business on the date of such termination; provided, however, that no Option shall be exercisable after the expiration of its term.

(ii)               Unless otherwise specified in an individual grant agreement, in the event that the employment of a Participant with the Company shall terminate on account of the Retirement of the Participant, (A) such Participant shall be entitled to exercise Options granted to him hereunder to the extent that such Options were exercisable at the time of such termination (x) in the case of Non-Qualified Stock Options, for two years after the date of Retirement and (y) in the case of Incentive Stock Options, for 90 days after Retirement, and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the commencement of business on the date of such termination; provided, however, that no Option shall be exercisable after the expiration of its term.

(iii)             Unless otherwise specified in an individual grant agreement, in the event that the employment of a Participant with the Company shall terminate on account of the Disability or death of the Participant, all then outstanding Options of such Participant shall become immediately exercisable and such Participant shall be entitled to exercise Options granted to him hereunder (x) in the case of Non-Qualified Stock Options, at any time within two years after the date of death or the determination of Disability, and (y) in the case of Incentive Stock Options, at any time within one year after the date of death or determination of Disability; provided, however, that no Option shall be exercisable after the expiration of its term.

(iv)             Unless otherwise specified in an individual grant agreement, in the event of the termination of a Participant’s employment for Cause, all outstanding Options granted to such Participant (whether or not then exercisable) shall expire at the commencement of business on the date of such termination.

(f)                Consequences of a Change in Control

(i)                 Pre-Amendment Options. Unless otherwise specified in an individual grant agreement, upon the occurrence of a Change in Control, each Pre-Amendment Option granted under the Plan and outstanding at such time shall become fully and immediately exercisable and shall remain exercisable until its expiration, termination or cancellation pursuant to the terms of the Plan.

(ii)               Post-Amendment Options. Unless otherwise specified in an individual grant agreement, in the event that the employment of a Participant with the Company shall terminate on account of the Participant’s termination by the Company other than for Cause, or by the Participant for Good Reason, in either case within the 18-month period immediately following a Change in Control, each outstanding Post-Amendment Option granted to such Participant shall become fully vested and immediately exercisable as of the date of such termination.

7.	Restricted Shares

The Committee may grant Restricted Shares pursuant to the Plan, which Restricted Shares shall be evidenced by agreements in such form as the Committee shall from time to time approve. Restricted Shares shall comply with and be subject to the following terms and conditions:

(a)                Vesting

Subject to the provisions of Section 7(b) hereof, the Restricted Shares granted to a Participant shall not be transferred, pledged, assigned or otherwise encumbered and shall be subject to forfeiture until such Restricted Shares vest and become fully transferable without restriction according to the vesting schedule set forth in the agreement evidencing such Restricted Shares. The Committee shall impose such other conditions and/or restrictions on any Restricted Shares granted pursuant to the Plan as it may deem advisable including, without limitation, restrictions based upon the achievement of specific performance goals, service-based restrictions on vesting following the attainment of the performance goals, service-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Shares. Notwithstanding the foregoing, no more than five percent (5%) of the maximum aggregate number of Shares authorized for issuance under Section 3 shall be subject to service-based Restricted Share grants that vest more rapidly than annual pro rata vesting over a three (3) year period. Any Awards of Restricted Shares providing for vesting upon the attainment of performance goals shall also provide for a performance period of at least twelve (12) months.

(b)               Effect of Termination of Employment

(i)                 Unless otherwise specified in an individual grant agreement, if employment of a Participant with the Company shall terminate prior to the scheduled vesting dates of any Restricted Shares (whether service-based or performance-based) for any reason other than death or Disability, all Restricted Shares awarded to such Participant that have not vested shall be forfeited on the date of such termination without payment of any consideration therefor.

(ii)               Unless otherwise specified in an individual grant agreement, in the event that the employment of a Participant with the Company shall terminate on account of the Disability or death of the Participant prior to the expiration of any applicable service or performance-based vesting period, (i) with respect to Restricted Shares subject to service-based vesting requirements, all such Restricted Shares awarded to such Participant shall immediately vest and (ii) with respect to Restricted Shares subject to performance-based vesting, such Restricted Shares shall vest on a prorated basis to reflect the portion of the applicable performance period during which the Participant was actually employed, assuming target performance was achieved.

(c)                Consequences of a Change in Control

(i)                 Pre-Amendment Restricted Shares. Unless otherwise specified in an individual grant agreement, upon a Change in Control, each Pre-Amendment Restricted Share granted under the Plan and outstanding at such time shall vest and become fully transferable; provided that any Pre-Amendment Restricted Shares subject to performance-based vesting shall be deemed to vest as if target performance was achieved.

(ii)               Post-Amendment Restricted Shares. Unless otherwise specified in an individual grant agreement, in the event that the employment of a Participant with the Company shall terminate on account of the Participant’s termination by the Company other than for Cause, or by the Participant for Good Reason, in either case within the 18-month period immediately following a Change in Control, each outstanding Post-Amendment Restricted Share granted to such Participant shall vest and become fully transferable as of the date of such termination, provided, any Post-Amendment Restricted Shares subject to performance-based vesting shall be deemed to vest as if target performance was achieved.

8.	Other Stock-Based Awards

The Committee may grant equity-based or equity-related awards not otherwise described herein in such amounts and subject to such terms and conditions as the Committee shall determine (“Other Stock-Based Awards”), which such Other Stock-Based Awards shall be evidenced by agreements in such form as the Committee shall from time to time approve. Without limiting the generality of the preceding sentence, each such Other Stock-Based Award may (i) involve the transfer of actual Shares to Participants, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of Shares, (ii) be subject to performance-based and/or service-based conditions, (iii) be in the form of stock appreciation rights, phantom stock, restricted stock units, performance shares, deferred share units, stock bonuses or share-denominated performance units, and (iv) be designed to qualify as Performance-Based Compensation; provided, that each Other Stock-Based Award shall be denominated in, or shall have a value determined by reference to, a number of Shares that is specified at the time of the grant of such award; provided further that to the extent that any such Other Stock-Based Award is subject to Section 409A of the Code, the agreement evidencing the grant of such Other Stock-Based Award shall contain terms and conditions (including, without limitation, deferral and payment provisions), that comply with Section 409A of the Code and the regulations promulgated thereunder.

9.	Performance-Based Compensation

The Committee may grant Incentive Awards intended to qualify as Performance-Based Compensation pursuant to the Plan which shall comply with and be subject to the following terms and conditions:

(a)                Establishment of Certain Conditions

Within 90 days after the beginning of a Performance Period, and in any case before 25% of the Performance Period has elapsed, the Committee shall establish (a) Performance Targets for such Performance Period, (b) Target Awards for each Participant, and (c) Performance Schedules for such Performance Period. The Committee shall also determine the length of the Performance Period with respect to each Incentive Award that is intended to be Performance-Based Compensation; provided that in no event shall such Performance Period be shorter than twelve (12) months.

(b)               Performance Measures

The performance goals upon which the payment or vesting of any Incentive Award (other than Options and stock appreciation rights) to a Covered Employee that is intended to qualify as Performance-Based Compensation depends shall (a) be objective business criteria and shall otherwise meet the requirements of Section 162(m) of the Code, including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain,” and (b) relate to one or more of the following Performance Measures: (i) net income or operating net income (before or after taxes, interest, depreciation, amortization, and/or nonrecurring/unusual items), (ii) return on assets, return on capital, return on equity, return on economic capital, return on other measures of capital, return on sales or other financial criteria, (iii) revenue or net sales, (iv) pre-tax profit, gross profit or operating gross profit, (v) cash flow measures, (vi) productivity or efficiency ratios, (vii) share price or total shareholder return, (viii) earnings per share, (ix) budget and expense management, (x) customer and product measures, including market share, high value client growth, and customer growth, (xi) working capital turnover and targets, (xii) margins, (xiii) account receivable collection days, (xiv) EBIT, EBITDA, EBITM, EBITDAR, EBITDARM and any derivative thereof, (xv) economic value added or other value added measurements, (xvi) individual management, performance or quality objectives or (xvii) any combination of the foregoing. Any Performance Measure(s) may be used to measure the performance of the Company or a subsidiary as a whole or any business unit of the Company or any subsidiary or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or a published or special index that the Committee, in its sole discretion, deems appropriate.

The measurement of any Performance Measure(s) may exclude the impact of charges for asset write-downs, litigation or claim judgments or settlements, restructurings, discontinued operations, mergers, acquisitions, divestitures, foreign exchange gains and losses, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of changes in tax laws, accounting principles or regulations, or other laws or provisions affecting reporting results, each as defined by generally accepted accounting principles and as identified in the Company’s audited financial statements, including the notes thereto.

(c)                Calculation and Written Determinations

The amount payable with respect to an Incentive Award that is intended to qualify as Performance-Based Compensation shall be determined in any manner permitted by Section 162(m) of the Code. Determinations by the Committee as to the establishment of Performance Measures, the level of actual achievement of performance goals, and the amount payable with respect to an Incentive Award intended to qualify as Performance-Based Compensation under Section 162(m) of the Code shall be recorded in writing. Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m) of the Code, prior to settlement of each such Incentive Award granted to a Covered Employee, that the performance goals and other material terms upon which settlement of the Incentive Award was conditioned have been satisfied.

(d)               Discretionary Reduction

The Committee may, in its discretion, reduce or eliminate the amount payable to any Participant with respect to an Incentive Award that is intended to qualify as Performance-Based Compensation, based on such factors as the Committee may deem relevant, but the Committee may not increase any such amount above the amount established in accordance with the relevant Performance Schedule. For purposes of clarity, the Committee may exercise the discretion provided for by the foregoing sentence in a non-uniform manner among Participants. The foregoing notwithstanding, with respect to any Incentive Award intended to qualify as Performance-Based Compensation that is to be settled in Shares, the Committee shall not have the discretion to reduce or eliminate the amount payable to any Participant with respect to such Incentive Award unless the Committee expressly reserves the right to exercise such discretion in the agreement evidencing the grant of such Incentive Award.

(e)                General

Nothing in this Section 9 is intended to limit the Committee’s discretion to adopt conditions with respect to any Incentive Award that is not intended to qualify as Performance-Based Compensation that relate to performance other than the Performance Measures. In addition, the Committee may, subject to the terms of the Plan, amend previously granted Incentive Awards in a way that disqualifies them as Performance-Based Compensation. In the event that the requirements of Section 162(m) of the Code and the regulations thereunder change to permit Committee discretion to alter the Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval.

10.	Adjustment Upon Changes in Common Stock

(a)                Shares Available for Grants

In the event of any change in the number of Shares outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the maximum number and classes of Shares and limits on Incentive Awards with respect to which the Committee may grant Incentive Awards shall be appropriately adjusted by the Committee. In the event of any change in the number of Shares outstanding by reason of any other similar event or transaction, the Committee shall make equitable adjustments in the number and class of Shares with respect to which Incentive Awards may be granted.

(b)               Increase or Decrease in Issued Shares Without Consideration

Subject to any required action by the shareholders of the Company, in the event of any increase or decrease in the number of issued Shares resulting from a subdivision or consolidation of Shares or the payment of a stock dividend (but only on the Shares), or any other increase or decrease in the number of such Shares effected without receipt or payment of consideration by the Company, the Committee shall, to the extent deemed appropriate by the Committee, adjust the number of Shares subject to each outstanding Incentive Award and the exercise price per Share of each such Incentive Award.

(c)                Adjustments to Outstanding Incentive Awards

(i)                 In the event of any change in the capitalization of the Company or other corporate change or transaction involving the Company or its securities, the Committee shall, to the extent it deems appropriate, make equitable adjustments in the number and class of shares subject to Incentive Awards outstanding on the date on which such change occurs and in the exercise price of any such Incentive Awards. In the event of the occurrence of any transaction or event that has a substantial impact on the achievement of performance goals, the Committee shall, to the extent it deems appropriate, make equitable adjustments it deems appropriate to any such performance goals with respect to any then-current performance period.

(ii)               In the event of (w) a dissolution or liquidation of the Company, (x) a sale of all or substantially all of the Company’s assets, (y) a merger or consolidation involving the Company in which the Company is not the surviving corporation or (z) a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of Shares receive securities of another corporation and/or other property, including cash, the Committee shall, subject to Section 409A of the Code to the extent applicable, either:

(A)             cancel each Incentive Award outstanding immediately prior to such event (whether or not then exercisable), and, in full consideration of such cancellation, pay to the Participant to whom such Incentive Award was granted an amount in cash, in respect of each Share subject to such Incentive Award, equal to (x) the value of the property (including cash), as determined by the Committee in its reasonable discretion, received by the holder of a Share as a result of such event over (y) to the extent applicable, the per Share exercise price of such Incentive Award; or

(B)              provide for the exchange of each Incentive Award outstanding immediately prior to such event (whether or not then vested or exercisable) for an option, a stock appreciation right or a share of restricted stock with respect to, as appropriate, some or all of the property which a holder of the number of Shares subject to such Incentive Award would have received in such transaction and, incident thereto, make an equitable adjustment, in accordance with U.S. Department of Treasury Regulation §1.409A-1(b)(5)(v)(D), in the exercise price of the option or stock appreciation right, and/or the number of shares or amount of property subject to the option, stock appreciation right or share of restricted stock, or, if appropriate, provide for a cash payment to the Participant to whom such Incentive Award was granted in partial consideration for the exchange of such Incentive Award.

(d)               No Other Rights

Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of the Company or any other corporation. Except as expressly provided in the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to an Incentive Award or the exercise price, as applicable, of any Incentive Award.

11.	Rights as a Stockholder

No person shall have any rights as a stockholder with respect to any Shares covered by or relating to any Incentive Award granted pursuant to this Plan until the date of the issuance of a stock certificate with respect to such shares. Except as otherwise expressly provided in Section 10 hereof, no adjustment to any Incentive Award shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.

12.	No Special Employment Rights; No Right to Incentive Award; Sale of a Division or Affiliate

(a)                Nothing contained in the Plan or any Incentive Award shall confer upon any Participant any right with respect to the continuation of his employment by the Company or interfere in any way with the right of the Company, subject to the terms of any separate employment or other agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Incentive Award.

(b)               No person shall have any claim or right to receive an Incentive Award hereunder. The Committee’s granting of an Incentive Award to a Participant at any time shall neither require the Committee to grant an Incentive Award to such Participant or any other Participant or other person at any time nor preclude the Committee from making subsequent grants to such Participant or any other Participant or other person.

(c)                For all purposes of this Plan, the employment of a Participant with the Company shall be deemed to have terminated without Cause upon a sale or other disposition by Kindred, directly or indirectly, of an Affiliate or any division or business unit of the Company to which such Participant is allocated by the Committee, unless the Committee, in its sole discretion, determines otherwise.

13.	Securities Matters

(a)                The Company shall be under no obligation to effect the registration pursuant to the Securities Act of any Shares to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates evidencing Shares pursuant to the Plan unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which Shares are traded. The Committee may require, as a condition of the issuance and delivery of certificates evidencing Shares pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Committee, in its sole discretion, deems necessary or desirable.

(b)               The exercise of any Incentive Award (including, without limitation, any Option) granted hereunder shall only be effective at such time as counsel to the Company shall have determined that the issuance and delivery of Shares pursuant to such exercise is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which Shares are traded. The Company may, in its sole discretion, defer the effectiveness of any exercise of an Incentive Award granted hereunder in order to allow the issuance of Shares pursuant thereto to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws. The Company shall inform the Participant in writing of its decision to defer the effectiveness of the exercise of an Incentive Award granted hereunder. During the period that the effectiveness of the exercise of an Incentive Award has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

14.	Withholding Taxes

(a)                Cash Remittance

When Shares are to be issued upon the exercise, vesting, payment or grant of an Incentive Award, as applicable, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy federal, state and local withholding tax requirements, if any, attributable to such exercise, vesting, payment or grant prior to the delivery of any certificate or certificates for such Shares. In addition, the Company shall have the right to withhold from any cash payment made in settlement of an Incentive Award an amount sufficient to satisfy the federal, state and local withholding tax requirements, if any, attributable to such settlement.

(b)               Stock Remittance

At the prior written election of the Participant, when Shares are to be issued upon the exercise, vesting, payment or grant of an Incentive Award, as applicable, the Participant may tender to the Company a number of Shares previously held by such Participant for at least six months determined by such Participant, the Fair Market Value of which at the tender date the Company determines to be sufficient to satisfy the federal, state and local withholding tax requirements, if any, attributable to such exercise, vesting, payment or grant and not greater than the Participant’s required federal, state and local tax obligations associated with such exercise, vesting, payment or grant. Such election shall satisfy the Participant’s obligations under Paragraph 14(a) hereof, if any.

(c)                Stock Withholding

At the prior written election of the Participant, when Shares are to be issued upon the exercise, vesting, payment or grant of an Incentive Award, as applicable, the Company shall withhold a number of such Shares determined by such Participant, the Fair Market Value of which at the exercise, vesting, payment or grant date the Company determines to be sufficient to satisfy the federal, state and local withholding tax requirements, if any, attributable to such exercise, vesting, payment or grant and is not greater than the Participant’s statutory minimum required federal, state and local tax obligations associated with such exercise or grant. Such election shall satisfy the Participant’s obligations under Paragraph 14(a) hereof, if any.

15.	Amendment of the Plan

The Board of Directors may amend, alter or discontinue the Plan or any Award granted thereunder, but no amendment, alteration, or discontinuation shall be made that would impair the rights of a Participant under an Award theretofore granted without the Participant’s consent. In addition, except as otherwise provided in Section 10 of the Plan, (i) increasing the total number of Shares reserved for the purpose of the Plan, and (ii) repricing of Options, stock appreciation rights and other purchase rights, such that the exercise price of any such award is reduced, whether through amendment, cancellation or replacement in exchange for another Incentive Award or cash payment, is prohibited unless such increase or repricing is approved by the Company’s stockholders.

16.	No Obligation to Exercise

The grant to a Participant of an Incentive Award shall impose no obligation upon such Participant to exercise such Incentive Award, as applicable.

17.	Transfers Upon Death

Upon the death of a Participant, outstanding Incentive Awards granted to such Participant may be exercised or paid only by the executors or administrators of the Participant’s estate or by any person or persons who shall have acquired such right to exercise by will or by the laws of descent and distribution. No transfer by will or the laws of descent and distribution of any Incentive Award, or the right to exercise any Incentive Award, shall be effective to bind the Company unless the Committee shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Incentive Award that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with the grant of the Incentive Award.

18.	Expenses and Receipts

The expenses of the Plan shall be paid by the Company. Any proceeds received by the Company in connection with any Incentive Award will be used for general corporate purposes.

19.	Failure to Comply

In addition to the remedies of the Company elsewhere provided for herein, failure by a Participant to comply with any of the terms and conditions of the Plan or the agreement executed by such Participant evidencing an Incentive Award, unless such failure is remedied by such Participant within ten days after having been notified of such failure by the Committee, shall be grounds for the cancellation and forfeiture of such Incentive Award, in whole or in part, as the Committee, in its absolute discretion, may determine.

20.	Effective Date and Term of Plan

The Plan was initially adopted by the Board of Directors on March 21, 2011; no grants may be made under the Plan after the tenth anniversary of such date. The Plan was amended and restated in its entirety effective as of the date of its approval by shareholders at Kindred’s 2014 annual shareholders’ meeting (the “Plan Amendment Date”).

21.	Governing Law

The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of Kentucky without regard to its conflict of law principles.

22.	Code Section 409A

The Company intends that the Plan and each Incentive Award granted hereunder shall comply with, or be exempt from, Section 409A of the Code and any regulations thereunder and that the Plan shall be interpreted, operated and administered accordingly. Any reservation of rights by the Company (including, without limitation, the rights of the Committee under Section 10(c)(ii) hereof) affecting the timing of payment of any Incentive Award subject to Section 409A of the Code will only be as broad as is permitted by Section 409A of the Code and any regulations thereunder.

23.	Clawback Policies

Notwithstanding anything in the Plan to the contrary, the Company will be entitled, to the extent permitted or required by applicable law, Company policy and/or the requirements of an exchange on which the Company’s shares are listed for trading, in each case, as in effect from time to time, to recoup compensation of whatever kind paid by the Company or any of its Affiliates at any time to a Participant under this Plan and each Participant, by accepting an Incentive Award pursuant to this Plan, agrees to comply with any Company request or demand for such recoupment.

Exhibit A

1. Issuance of Legacy Gentiva Shares

(a) Following the Effective Time, pursuant to the NYSE Company Listed Manual and interpretive guidance thereunder, including Rule 303A.08 (the “NYSE Rules”), the Company shall be able to issue the Legacy Gentiva Shares under the Plan in satisfaction of the vesting, exercise or settlement of Awards that may be granted under the Plan to Gentiva Eligible Persons (as defined below).

2. Awards in Respect of Legacy Gentiva Shares

(a) Notwithstanding anything in Section 3 of the Plan to the contrary, in accordance with the NYSE Rules, (i) Incentive Awards in respect of Legacy Gentiva Shares granted following the Effective Time may be granted to persons other than any individuals who were employed by the Company or any of its subsidiaries as of immediately prior to the Effective Time (the “Gentiva Eligible Persons”) and (ii) the time during which the Legacy Gentiva Shares are available for grant under the Plan will not be extended beyond the period when they would have been available for grant under the Gentiva 2004 Equity Incentive Plan, which is March 16, 2021.